EXHIBIT 99

CORPORATE PARTICIPANTS

Lasse Glassen

Financial Relations Board - Investor Relations

George Klaus

Epicor Software Corporation - Chairman and CEO

Michael Piraino

Epicor Software Corporation - EVP and CFO

Mark Duffell

Epicor Software Corporation - President and COO

CONFERENCE CALL PARTICIPANTS

Richard Davis

Needham & Co. - Analyst

David Rudow

Piper Jaffray & Co. - Analyst

Jim Bao

SG Cowen & Co. - Analyst

Paul Critchfield

Jefferies & Co. - Analyst

Brian Denue

CIBC World Markets - Analyst

PRESENTATION

Operator

Good day, and welcome to the Epicor Software Corporation second quarter for 2006 earnings conference call. A reminder that today’s call is being recorded. I would now like to turn the call over to Lasse Glassen. Please go ahead, Sir.

Lasse Glassen - Financial Relations Board - Investor Relations

Thank you and good afternoon everyone. Thank you for joining us on our call today to discuss Epicor’s second quarter 2006 financial results and outlook. If you have not yet received a copy of our press release, you can access that on our web site at www.epicor.com under the investor section.

With us today is George Klaus, Epicor’s Chairman and CEO, Mark Duffell, President and COO, and Michael Piraino, EVP and CFO. George will begin the call with an overview of the second quarter operating results and highlights followed by Michael Piraino who will discuss the financial results and provide guidance for the second half of 2006. After management’s prepared remarks, the question and answer session will ensue.

Before we begin, I would appreciate your patience as I review the required Safe Harbor Statement. The discussion on today’s call will include forward-looking statements. These forward-looking statements include statements regarding the expected revenue, earnings, and other financial results, as well as expected new product releases that are not historical facts. Actual results may differ materially from those expressed or implied in the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in our forward-looking statements, please see our annual report on Form 10-K for the period ended December 31, 2005 and quarterly report on Form 10Q for the period ended March 31, 2006.

Our presentation will also include a discussion of certain non-GAAP financial measures such as non-GAAP earnings, which exclude non-cash benefits, past expense amortization of prior intangible assets, and stock based compensation expense. The most directly comparable GAAP financial measure and information reconciling the Company’s non-GAAP and GAAP results are included in our earnings release. With that, I would now like to turn the call over to George Klaus, Chairman and CEO. George, please go ahead.

George Klaus - Epicor Software Corporation - Chairman and CEO

Thank you, Lasse. And thank you all for joining us today. I am extremely happy with our second quarter results which are an excellent reflection of the progress we have made on several business initiatives over the past several quarters. Our solid execution across all financial metrics is the result of our management team’s focus on the basic elements of our business, driving organic revenue and bottom line improvement while continuing our very successful integration of CRS.

Contributing to our solid execution ion the second quarter were solid results from each of our market verticals, both in North America and overseas. Demand for our products remains robust and we are clearly satisfying a market need for a highly functional ERP solutions with a low total cost of ownership, two differentiators which separate Epicor from our competitors.

The benefits of our ability to fully focus on our core business is also apparent in our second half product pipeline which is very healthy and, coupled with Q2’s execution, gives us confidence to raise our full year guidance for revenues and earnings. Michael will discuss our guidance in detail in a moment. The spending environment for middle market ERP solutions remains strong and I am confident that Epicor is very well positioned to take advantage of excellent near term and long term growth opportunities.

Now let’s take a look at the second quarter results. Total revenues for the quarter were a record $99.5 million, representing 40% growth. License revenues were up 31% to $24 million. Consulting revenues increased 49% to $27.3 million versus last year. Maintenance revenues grew 12.1% to $37.5 million, and other revenues, which consist primarily of hardware sales, grew to 10.7 million. We reported non-GAAP earnings of $0.20 per diluted share, exceeding our internal expectation and the street’s consensus of $0.18. In addition, and very important, we had excellent cash flow from operations of $19 million, much of which dropped straight to the balance sheet.

I would now like to review some of the key operating highlights which helped generate our strong performance. We continued to add to our world class customer base of more than 20,000 companies with 179 new customers in the second quarter. I’d like to make it clear that that is 179 new logos. Our customer retention rate is excellent at 94% and continues to far outpace the industry’s average of 85%. In addition, we had 130 win backs. Importantly, we experienced the first fruits of leveraging our functional realignment in this area with strong win backs for Epicor’s iScala customers in Europe. We expect our win back numbers to continue to be strong as we reap the benefits from introducing our North American best practices to our global base of customers.

While we’re on the topic of customers, I’d like to comment on our very first prospective Asia Pacific user group meeting which was held in Sydney, Australia earlier this summer. The conference was hugely successful, being more than 50% oversubscribed with a total of 250 individuals attending sessions which included product and technology overviews, hands on labs, workshops, and product demos. The Asia Pacific customer feedback was incredible and we believe the Asia Pacific region represents an excellent organic growth opportunity for Epicor, especially in the retail and manufacturing verticals. We estimate that the number of attendees will double at next year’s Asia Pacific Users Conference based on the preliminary interest we have seen thus far.

Moving on to CRS retail systems which we acquired in December of last year and has now been included in our financial results for two full quarters, they continue to exceed our expectations. During the quarter, CRS signed a number of important new business transactions with industry leading customers including American Eagle, Aeropostale, Stage Stores, FaerberWare and Echo. In addition, during the quarter, CRS also implemented and went live with its first dot net architected point of sale solution for an existing customer, Sports Chalet. This is an excellent example of the synergies we are experiencing between Epicor’s expertise and experience with dot net products coupled with CRS’ strong customer relationships in the retail sector.

Total software sales continued to show strength both sequentially and for the year over year period. On an organic basis, which excludes contribution from CRS, software sales were solid with a year over year increase of 12.6%. Organic software sales was driven primarily by solid sales of Epicor Vantage 8.0 as well as sales of other new product releases during the quarter. In the second quarter, each of our top 10 deals came in between $200,000 and $520,000 in net licensed software revenue. This is the fourth consecutive quarter that we have exceeded $200,000 for our tenth largest deal in the software space.

Generally speaking, deals are growing in size through our broader product suite and adding additional offerings across every market. It is also a reflection of the hard work towards convergence and standardization across offerings that we have been undertaking for the past several quarters.

Our hard work over the past several quarters is also being evidenced in our Epicor iScala business. I am pleased to report that iScala EMEA sales team sold their first E for SE product, our services product, in the second quarter, a good example of how we are leveraging the incredibly successful integration of iScala’s infrastructure to cross sell Epicor products into the new markets.

Our second quarter organic software growth outpaced our expectations of full year organic growth of 10 to 12% and based on our second half pipeline, we remain cautiously optimistic that we will be able to achieve our previously stated objective of 10 to 12% organic year over year software growth for all, all of 2006.

For the full year, we expect total revenues on the organic basis to grow approximately 8 to 9% over last year. The strength in our consulting business during the quarter continues to exceed our expectations. The investments we made in prior periods to hire new consultants to meet demand for our services are paying off with higher revenue and improved margins. I am pleased to announce that we recently hired a new executive to lead our efforts in this area. Earlier in the second quarter we appointed Paul Pinto as SVP of Worldwide Consulting. Paul is a key member of the Epicor Senior Management team with an expansive background and level of expertise that will benefit our consulting services organization. Paul is bringing with him many ideas for leveraging Epicor’s reach across all of the markets we address and his appointment is another example of our commitment to move to a full functionally aligned management structure that better positions us to apply best practices and centralized systems across the company worldwide.

Consulting growth was driven by increased services in support of Epicor Vantage 8.0, our industry leading software solution for manufacturers which continues to gain momentum in the marketplace. Vantage migrations and upgrades were very strong during the quarter and we are on track to achieve our goal to migrate and upgrade over 200 customers during 2006. On average, we are generating more than $40,000 for software and services for each migration and upgrade. In addition, 73 Vantage 8.0 customers went live during the quarter, bringing the total number of customers that are now live on Vantage to around 230, with the total number of active customers approaching 650. Now remember, this product became generally available only 18 months ago in January of ‘05.

Importantly, we have solid backlog for the remainder of the year which will enable us to further leverage our consultant base. We plan to hire additional consultants as necessary to meet the demand. This quarter, we expect to launch the next major release of our manufacturing product, Vantage 8.03 which his currently in Beta. In addition to continuing to expand Vantage’s leading core manufacturing capabilities, the release also provides significant enhancements for distribution and supply chain management as well as key functionality for automotive, industrial machinery, and aerospace and defense verticals.

We believe this next version of Vantage will have great appeal and benefit to both existing and new customers alike. So before wrapping up my remarks, I would like to mention a few additional points of interest which reflect the hard work being done by Epicor employees throughout the company. Year to date, we have won 11 industry awards. One of the most significant awards was the International Stevie Aware for Best Customer Service Organization in the 2006 International Business Awards. I am particularly proud of this award as it recognizes our commitment to always exceeding our customer’s expectations by providing world-class service around the globe.

So in closing, I would like to reiterate that I believe the excellent operating momentum from the past quarter and the healthy sales pipeline we have before us validates our view of the solid state of the ERP market and Epicor’s opportunity for continued growth as we enter the second half of 2006. We have a strong global infrastructure with state of the art solutions and talented individuals who are able to efficiently deliver Epicor solutions to both the new and existing customers. So with that, I’d like to turn the call over to Michael for some detailed discussion of our financial results and our outlook for the third quarter and the full year. Michael?

Michael Piraino - Epicor Software Corporation - EVP and CFO

Thanks, George and thank you everyone for joining us once again this evening or this afternoon. Turning to the specifics of a solid second quarter of execution, total revenues for the second quarter of 2006, including contributions from CRS, increased 40.2% to a record $99.5 million when compared to the same period last year. License fee growth was strong coming in at $24 million up 30.6% from the same period last year. On an organic basis excluding revenue contributions from CRS, total revenue increased 9.1% to $77.5 million. License revenue grew 12.6% to $20.7 million. Consulting revenue was up 18.2% to $21.7 million. And maintenance revenue increased 3.1% to $34.5 million. Total revenues were minimally affected by currency fluctuations, a total of less than 1%.

For the second we reported GAAP net income of $7.1 million or $0.12 per diluted share on weighted average shares outstanding of 57 million. Non-GAAP earnings for the quarter were $11.2 million or $0.20 per diluted share compared with non-GAAP earnings of $12.9 million or $0.23 per diluted share in the same period last year. For comparative purposes, I’d like to mention that had the second quarter 2005 been fully taxed, non-GAAP EPS would have been $0.16 per diluted share. So this quarter’s non-GAAP EPS grew nicely by approximately 25% on a year over year basis. Please refer to the press release for a full description and reconciliation of non-GAAP earnings and non-GAAP earnings per share.

Some additional income statement highlights include the following. For the quarter CRS contributed $3.3 million in license revenue, $5.6 million in consulting revenue, $3 million in maintenance revenue, and $10.2 million in other revenue, principally hardware. Service revenues were very strong in the quarter representing our successful commitment to building our consulting organization. Over the past 4 quarters, Epicor has hired 131 additional consultants, many of whom are completing their training and moving off the bench into a fully billable status. As a result, utilization rates have improved leading to a substantial increase in consulting revenues, complemented by expanding margins.

Our backlog for consulting services remains very strong due primarily to the migrations and upgrades to Vantage 8.0. We expect continued consulting revenue growth and further margin expansion in the second half of 2006 and we’ll continue to hire consultants in line with the demand for our services.

Maintenance revenue, which is the most profitable revenue segment of the business, represented approximately 38% of second quarter revenue. Maintenance revenues are driven by our world-class customer support offerings and continued dedication to successful win back programs which George pointed out earlier. We continue to experience outstanding renewal rates, which were approximately 94% this quarter, well above the industry average of 85%. We are consistently demonstrating strong win backs for North American customers and as mentioned, over the past few quarters, have been focused on improving win back rates for international customers. I am pleased to report that during the quarter, we began to see the positive impact of this international focus specifically targeted at our international Epicor iScala customer.

Worldwide, we successfully won back 130 customers during the quarter and we’re confident that the actions we have taken will continue to contribute to the growth of our overall maintenance revenues in future periods. Other revenue for the quarter totaled $10.7 million. This is comprised mostly of CRS related hardware sales and does include a large hardware shipment made to a CRS customer during the quarter.

International revenues for the quarter of $32 million were approximately 32% of revenue. Overall, gross margins including CRS were 51.5% for the quarter consistent with our expectation and essentially flat on a sequential quarter basis. On a year over year basis, as expected, overall gross margins were down from 60.2% last year. This is due to the addition of CRS sales mix which includes a percentage of lower margin hardware sales and amortization of the acquired CRS intangible assets. Excluding CRS, gross margin was a solid 60.3% for the quarter. On a consolidated basis, consulting gross margin was 20.8% for the quarter compared to 21% for the same period last year. Excluding the effects of CRS, consulting gross margins improved to 21.3% for the second quarter of 2006. As I indicated earlier, backlog in our consulting business is stronger than ever primarily due to Epicor Vantage 8.0 migrations and upgrades. During the second half of 2006, we expect continued solid results in this area of our business as the investments made last year are beginning to bear fruit.

Moving on to operating expenses, sales and marketing expense was approximately $16.4 million in the quarter representing approximately 16.5% of revenue. This compares to $13.7 million or 19.2% of revenue last year. Software development was $8.8 million or 8.9% of revenue versus $7 million or 9.9% in the same period last year. General and administrative expenses were $13.1 million or 13.1% of revenues versus last year’s G&A expenses of $11.1 million or 15.6% of revenue. As illustrated by these numbers, we continue to experience solid operating leverage in our business model with total operating expenses decreasing to 38.5% of revenue, down from 44.8 last year, despite the increase in absolute dollars.

On a sequential quarterly basis, total operating expenses in the second quarter increased approximately $2.8 million compared to the first quarter. This increase was driven primarily by higher sales commissions on increased sales in the quarter, along with higher software development costs as we utilized more outside contractors on several R&D projects.

EBITDA margins were in line with our expectations at 18.9% for the quarter compared to 21% for the same period last year. As mentioned last quarter, it is important to note that CRS hardware sales do put some pressure on our operating margin. We expect EBITDA margins for the full-year 2006 to be approximately 18 to 19%.

The provision for income taxes included in GAAP earnings and the calculation of non-GAAP adjusted EPS was based on an effective rate of 38% for the year. Interest expense on the line of credit for the quarter was $2.3 million, slightly more than anticipated due to the Fed’s additional rate increases. Other income includes an FX gain as well as interest income on our cash balance. Cash flow from operations was very strong at approximately 19 million and was clearly a highlight of our financial performance for the quarter. Cash balances increased by approximately 13.1 million to 64.5 million as of June 30. Approximately 67% of our cash is denominated in USD.

We had excellent collections during the quarter of $104.8 million or 105% of revenue which resulted in DSOs being driven down to 62 days from 70 days last quarter. Our consolidated allowance for bad debts of $6 million is adequate to cover any exposure for uncollectibles. As you know, a result of the CRS acquisition is that the Company now carries inventory on its books. At June 30, 2006 we had hardware inventory of $8.4 million. It is important to note that the inventory CRS carries is almost entirely earmarked for specific customers and this sequential increase over the first quarter represents a seasonal buildup.

Intangible assets were $64.5 million and are being amortized over the expected useful life which ranges from 2 to 7 years. The remaining life of intangibles is just over 4 years. The change in intangible assets from the first quarter is amortization expense. Deferred revenue decreased to $61.8 million, down from $62.5 million from last quarter. As of June 30, the company had 117 million of long term debt which is priced on a combined basis at approximately 7.8%.

Subsequent to quarter-end we made a $6.7 million payment reducing our total debt balance to $110.3 million, bringing our year to date debt repayments to $12 million. Company wide headcount at quarter end was 2,025 full time equivalents, an increase of 39 employees for the quarter, due primarily to additions in sales, consulting and seasonal increases at CRS.

Finally, I’d like to provide some metrics surrounding our outlook for 2006. We’ve had a solid first half of 2006 and we believe the spending environment for ERP solutions is very health, supporting our expectations for a strong second half. We continue to expect 2006 gross margins to be approximately 53 to 54% if you include amortization of intangibles and cost of goods sold and 57 to 58% if you exclude it. Spending levels should increase for sales. Marketing, research and development, and general and administrative expenses should increase only nominally for the remainder of the year. G&A expense as a percentage of revenue should average approximately 12 to 13% excluding FAS123R expense which is now expected to be in the $8 million range for the year. The guidance assumes an effective tax rate of 38% for 2006 with our cash tax rate estimated to be in the range of 10%.

That assumption is dependent on the allocation of pretax income by country. We expect our consolidated NOL position to shield us from paying significant income taxes for several years. As a result of the better than expected top line growth during the quarter and our continued outlook for a strong second half, we are increasing our full year guidance for revenues to be in the range of 378 to 383 million. This, coupled with our operating assumptions, produce non-GAAP EPS guidance of $0.71 to $0.72 per diluted share. The non-GAAP EPS projections are based on 58 million weighted average shares outstanding. For comparison purposes we are providing a fully taxed, full-year 2005 non-GAAP adjusted earnings per share of $0.57 per diluted share. That concludes our prepared remarks. And Operator, we are prepared and ready to begin the question and answer session.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS]. We go first to Richard Davis with Needham & Company.

Richard Davis - Needham & Co. - Analyst

Hi, thanks. So there’s been a fair amount of consolidation in your space You had Lawson and Intentia merge together and then the whopper has been Infor swallowing up SSA Global, so they’re whatever doing fixed revenue run rate company. So your competitive environments is changing a little bit. How do you guys address that? Does it change anything or just tell us how you kind of think about that.

George Klaus - Epicor Software Corporation - Chairman and CEO

Well, I think the interesting thing, the 2 companies you just mentioned really are not competitors of ours, so that doesn’t really change us hardly at all. I mean, we do compete peripherally with Infor with a couple of the acquisitions they made way back when with Mayfix and Lilly. But realistically, we don’t see them in the market. Our primary competitors today, as we continue to move up market, and if you remember some of the comments I made about the size of the license revenue deals we’re closing now being significantly greater than they were a year ago, we primarily see SAP, Oracle and Microsoft in our marketplace right now. So we’ve never really competed against Lawson and we only peripherally compete against Infor.

With that said, we believe there will continue to be consolidation, although the businesses out there are starting to get a little pricey and so we personally, while we continue to look for opportunities to grow our business, don’t have anything on the front burner right now.

Richard Davis - Needham & Co. - Analyst

Have you seen this — SAP Business One as partnering with Soft Brand. Would they be the guy that you would compete with or do you compete with both SAP Business One and the Big Daddy?

Mark Duffell - Epicor Software Corporation - President and COO

This is Mark Duffell. We don’t compete with SAP Business One. It’s a product that if there is any competition will be throughout our channel at the very low end of the space we play in.

Richard Davis - Needham & Co. - Analyst

That’s what I figured. Okay. And then last question would be, last quarter I think you introduced as I recall it was about 30 or something new modules and things like that. How are they taking hold and do you have any color on that?

George Klaus - Epicor Software Corporation - Chairman and CEO

Yeah, we, as I mentioned it helped increase our software sales along with our Vantage 8.0 product this quarter and we did in fact introduce 35 new module releases this quarter also.

Richard Davis - Needham & Co. - Analyst

Okay, great. Thank you very much.

Operator

Next we go to David Rudow.

David Rudow - Piper Jaffray & Co. - Analyst

Hey, guys, can you hear me? Nice job on the quarter. Michael, I hate to do this on the call, but can you walk through the expenses and give us the non-GAAP expenses by line item so we can balance it out?

Michael Piraino - Epicor Software Corporation - EVP and CFO

You know what? You mean all individual charges for FAS123R?

David Rudow - Piper Jaffray & Co. - Analyst

Well what the net would be, especially around the costs of revenues.

Michael Piraino - Epicor Software Corporation - EVP and CFO

Yes. For cost of revenue, you would back out a non-cash charge for amortization of intangibles of about 4.5 million, 4.5. And spread throughout G&A as well as a little bit in cost of goods sold, you would have a stock comp expense or a 123R expense in the quarter of about 1.8.

David Rudow - Piper Jaffray & Co. - Analyst

And do you have it in front of you just what the net numbers would be then from a non-GAAP basis by line item?

Michael Piraino - Epicor Software Corporation - EVP and CFO

You know, I don’t, but I could provide that to you supplementally.

David Rudow - Piper Jaffray & Co. - Analyst

Okay, that would be great. And then how was Europe in the quarter?

George Klaus - Epicor Software Corporation - Chairman and CEO

Actually. Europe was very good. All of our geographies made or beat plan.

David Rudow - Piper Jaffray & Co. - Analyst

So you didn’t see any soft —

George Klaus - Epicor Software Corporation - Chairman and CEO

And actually we were probably, the leading from a percentage basis was AsiaPac.

David Rudow - Piper Jaffray & Co. - Analyst

Okay. No softness in any areas in Europe, specifically the UK or the Nordic?

George Klaus - Epicor Software Corporation - Chairman and CEO

In particular the UK was strong.

David Rudow - Piper Jaffray & Co. - Analyst

Okay, all right. And then on the overall environment, what are some of the trends within the ERP space you guys are seeing? I mean why are things getting better?

George Klaus - Epicor Software Corporation - Chairman and CEO

I’ll start and then I’ll let Mark chime in, too, but you know, in the space we’re in, David, the middle market, we still see that growing twice as fast as the tier one market. All the stuff we’re seeing is that we’re still, our market is still growing twice as fast as the tier one market. It is a fact that our pipelines going into the second half of the year are very strong and so we don’t see any impact from the war or from oil or anything slowing down the business.

Mark Duffell - Epicor Software Corporation - President and COO

Or World Cup.

George Klaus - Epicor Software Corporation - Chairman and CEO

Or the World Cup in the market we play in. Mark do you have any?

Mark Duffell - Epicor Software Corporation - President and COO

I agree with that and we’re also still being very efficient in the way that we’re generating our pipeline and we’ve mentioned before the business development program that we have, in North America based out of Minneapolis, there are now 50 people in that program and they’re making calls, generating leads. And once we find those customers, we’re finding that the products that we’re taking to market now, they’re all being the latest technologies, are making it easier for us to turn a suspect into a prospect. So the way in which we’re building our pipeline is very effective.

David Rudow - Piper Jaffray & Co. - Analyst

Okay, and then Michael, just cap ex for the quarter?

Michael Piraino - Epicor Software Corporation - EVP and CFO

Cap ex for the quarter was less than $1 million.

David Rudow - Piper Jaffray & Co. - Analyst

Okay. All right, thank you very much.

Operator

Next with Cowen & Company, we have Jim Bao

Jim Bao - SG Cowen & Co. - Analyst

Hi guys. Could you help me understand a little bit your high tax rate guidance for the rest of the year? Because by my calculation, the first quarter proforma tax rate was about 38% and the second quarter was 28%. So your guidance for the full year is 38%. Is that right?

Michael Piraino - Epicor Software Corporation - EVP and CFO

The guidance for the full year is 38. I believe the first quarter was 37.5 and I believe the second quarter calculated out was a little over 38, so 38.4. So our effective rate at this point, of course it depends on how income comes into the end of the year and what countries and allocations and so on, we expect it to be 38% for the year.

Jim Bao - SG Cowen & Co. - Analyst

Okay. Great. And organic maintenance revenue grew by 3% in the quarter yet you mentioned fairly healthy license growth organically and also pretty high renewal rates. Could you help me understand? There’s a little bit of disconnect here.

George Klaus - Epicor Software Corporation - Chairman and CEO

Well, don’t forget when we sell a new software deal, we don’t get the revenue until — you know, it’s spread over the next 12 months from the time that we install the product. So you’re not going to see tremendous growth along with the organic software sales.

Mark Duffell - Epicor Software Corporation - President and COO

And Jim, we have around 20,000 customers around the world, so the small percentage in attrition that we’re receiving is still significant in terms of numbers of customers and the new name sales that we’re generating. Obviously you have to exceed that to keep maintenance flat. So the reason that you’re not seeing increase in maintenance in line with the increase in software is down to the size of our customer base.

Jim Bao - SG Cowen & Co. - Analyst

Okay, is there also a little bit of seasonality in your maintenance revenue?

Michael Piraino - Epicor Software Corporation - EVP and CFO

No, no, there isn’t any seasonality in it. I mean you would expect it kind of every quarter for an equal amount of customers to renew, so no, I think the answer to that is no. There’s one other slight impact, this is Michael, I referred to it in my comments earlier about the impact of foreign exchange. It probably has, foreign exchange probably has the most impact on maintenance than any other revenue line item because the iScala business which is mostly outside the U.S., 95% of it outside the U.S., is subject to some of those fluctuations. So a little bit of that is that the growth rate in relative terms for maintenance would be a little bit more affected than would the other revenue line items.

Jim Bao - SG Cowen & Co. - Analyst

Could you tell us the consulting organization headcount this quarter versus last quarter and any plan to increase that?

Michael Piraino - Epicor Software Corporation - EVP and CFO

I don’t remember the total at the moment, but we did increase the consulting headcount by 30 during the quarter, but I don’t know exactly what it is off the top of my head.

Mark Duffell - Epicor Software Corporation - President and COO

And the goal for the rest of the year, we’re looking to increase it again by between 30 and 50 people.

Michael Piraino - Epicor Software Corporation - EVP and CFO

I mean, including CRS, it’s got to exceed 600 people.

Jim Bao - SG Cowen & Co. - Analyst

Right. And also your organic consulting margin in the quarter was 21%. Was that — you said that was an increase from the last quarter, right?

George Klaus - Epicor Software Corporation - Chairman and CEO

Right.

Jim Bao - SG Cowen & Co. - Analyst

What was that number?

Michael Piraino - Epicor Software Corporation - EVP and CFO

I think it was 20.8, 20.8, 20.7, something like that.

Jim Bao - SG Cowen & Co. - Analyst

Great. And lastly, just your NOL. How many years can we expect you guys to pay about 10% cash tax rate?

Michael Piraino - Epicor Software Corporation - EVP and CFO

You know, I think it will accelerate a little bit because every year you have jurisdictions which may not be protected by the NOL and different utilization rates. But at the moment, we’re expecting a 2 to 3 year coverage there on that on a tax rate that’s similar to 10%.

Jim Bao - SG Cowen & Co. - Analyst

From the next quarter on, right?

Michael Piraino - Epicor Software Corporation - EVP and CFO

Yes. Two to three years which would be 8 to 12 quarters from where we are.

Jim Bao - SG Cowen & Co. - Analyst

Great, thank you very much.

Operator

Next question comes from Paul Critchfield with Jeffries & Co.

Paul Critchfield - Jefferies & Co. - Analyst

H, guys, this is Paul in for Rob Schwartz. Could you provide for us the margins for the cost of licenses and consulting and other?

Michael Piraino - Epicor Software Corporation - EVP and CFO

I sure could. Software, and the software margin I’m going to give you excludes the impact of software amortization, okay? I’m sorry, yeah, of the intangible amortization. So for Q2, the software margin was 63%. The consulting margin on a combined basis, this is all companies now, 20.8. Support was about 78, so that’s the maintenance business. And then other, which is principally hardware, is about 12%. And all those were improvements from Q1 with the exception of the other category, so we had a little bit less margin in hardware in Q2 than we did in Q1.

Paul Critchfield - Jefferies & Co. - Analyst

Okay, great. And could you comment on the linearity that you saw in the quarter. Sort of how the quarter shaped up?

George Klaus - Epicor Software Corporation - Chairman and CEO

Yeah, I think we had a good quarter from a linearity perspective. We, you know, we always try to be at 50% of our license revenue by the end of the second month of the quarter and we definitely approached that this quarter.

Paul Critchfield - Jefferies & Co. - Analyst

And then in the last month is it fairly linear or?

George Klaus - Epicor Software Corporation - Chairman and CEO

Oh, I think it’s heavily weighted towards the last two weeks of the month.

Paul Critchfield - Jefferies & Co. - Analyst

And then finally, were there any CRS sales over $100,000 internationally?

Michael Piraino - Epicor Software Corporation - EVP and CFO

Internationally?

Mark Duffell - Epicor Software Corporation - President and COO

We haven’t made any sales, CRS sales, I’m sorry, to non-U.S. headquartered retailers yet. We’re still working out the plans for taking this product internationally and building up things to do that. Obviously CRS customers that are headquartered in North America are rolling out the solutions outside of this geography, but they’re not headquartered outside.

Paul Critchfield - Jefferies & Co. - Analyst

Okay. And then lastly, did you mention how many quota carrying sales reps you added in the quarter?

George Klaus - Epicor Software Corporation - Chairman and CEO

136.

Michael Piraino - Epicor Software Corporation - EVP and CFO

That’s how many we have. He asked added.

George Klaus - Epicor Software Corporation - Chairman and CEO

Oh, how many we added?

Mark Duffell - Epicor Software Corporation - President and COO

We didn’t add very many quota carrying. The headcount we have in sales is the headcount we’re comfortable with to make this year’s goals. So any headcount that we add will be to make the revenues for next year.

Paul Critchfield - Jefferies & Co. - Analyst

Okay. And were there any changes with the BDRs, the development reps that you launched?

Mark Duffell - Epicor Software Corporation - President and COO

That headcount grew slightly. But —

George Klaus - Epicor Software Corporation - Chairman and CEO

From a sales perspective, you won’t see us adding a lot of headcount. Well, we don’t need to add any headcount, as Mark said, to achieve our goals for this year. We’re in good shape there. As we get near the end of the year, we’ll be adding headcount to meet next year’s numbers.

Paul Critchfield - Jefferies & Co. - Analyst

Great. Okay, thanks. Congratulations.

Operator

[Operator Instructions]. And now we’ll go to Brian Denue with CIBC World Markets.

Brian Denue - CIBC World Markets - Analyst

It’s Brian Denue for Brad Reback. Just a quick question, guys. You had mentioned that you had a large hardware shipment for CRS in the quarter. Just wonder if you could give us some color around how large that shipment actually was.

George Klaus - Epicor Software Corporation - Chairman and CEO

Yeah, Mark, you want to answer that?

Mark Duffell - Epicor Software Corporation - President and COO

It was around $4 million.

Brian Denue - CIBC World Markets - Analyst

I’m sorry, $4 million?

Mark Duffell - Epicor Software Corporation - President and COO

Yes.

Brian Denue - CIBC World Markets - Analyst

So I mean, if we were to ex that out, you’re talking about 6.5 million in the quarter. Is that sort of a number going forward on a quarterly basis that you think CRS can do on the hardware side?

Michael Piraino - Epicor Software Corporation - EVP and CFO

Yes, this is Michael. That’s a reasonable number.

Brian Denue - CIBC World Markets - Analyst

Great. Thanks very much.

Operator

There are no more questions at this time. I’ll turn things back over to Mr. Klaus for any additional or closing comments.

George Klaus - Epicor Software Corporation - Chairman and CEO

Thank you, Jason. Well, I would like to thank all of you for your participating in our call today and absolutely for your continued interest in Epicor. And I would like to reiterate that I am pleased with the strong results and the progress we are making and I continue to be extremely enthusiastic about our future and we look forward to seeing many of you in our upcoming investor conferences to talk about that. I would also like to thank the employees of Epicor. We have tremendous people around the globe and I sincerely appreciate their continued contributions to our success. They are great employees. So thank you again for listening and we look forward to talking to you soon.

Michael Piraino - Epicor Software Corporation - EVP and CFO

Thank you. Good evening.

Operator

And everyone, this will conclude this Epicor Software Corporation Second Quarter 2006 Earnings Conference Call. We thank you all for joining us. You may now disconnect.

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Forward-Looking Statements

Management of Epicor Software believes certain statements in this presentation may constitute forward-looking statements with respect to the financial condition, results of operations, continued profitability and activities of Epicor. These forward-looking statements include statements regarding expected revenues, earnings and earnings per share, and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends and other factors discussed in Epicor’s annual report on Form 10K and 10K/A for the year ended December 31, 2005 at pages 17-25 and quarterly report on Form 10Q for the quarter ended March 31, 2006 at pages 36 to 44. As a result of these factors the business or prospects expected by the company as part of this presentation may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

This presentation includes certain non-GAAP financial measures, including organic revenue growth, which excludes the revenue contribution of CRS, and non-GAAP net income, fully taxed non-GAAP net income, non-GAAP net income per diluted share amounts and fully taxed non-GAAP net income per diluted share amounts, which exclude the amortization of intangible assets, stock-based compensation expense, each net of tax and the non-cash income tax benefit. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. The company’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of the company’s business operations. These measures also facilitate management’s internal comparisons to our historical operating results and to our competitors’ operating results, operational forecasting and budgeting. Investors and potential investors are encouraged to review the reconciliation of the non-GAAP financial measures contained within this presentation with their most directly comparable GAAP financial results. The reconciliation is contained in the financials furnished with the separate Current Report on Form 8-K filed by the Company on July 27, 2006.